Exhibit 99.1

ProShares Announces ETF Share Splits

Bethesda, MD – July 1, 2016 – ProShares, a premier provider of ETFs, announced forward and reverse share splits on eight of its ETFs. The splits will not change the value of a shareholder’s investment.

Forward Splits

Five ETFs will forward split shares 3-for-1:

Ticker	ProShares ETF	Split Ratio
UGE	Ultra Consumer Goods	3:1
UPW	Ultra Utilities	3:1
CMD	UltraShort Bloomberg Commodity	3:1
UXI	Ultra Industrials	3:1
KOLD	UltraShort Bloomberg Natural Gas	3:1

All forward splits will apply to shareholders of record as of the close of the markets on July 20, 2016, payable after the close of the markets on July 22, 2016. The funds will trade at their post-split price on July 25, 2016. The ticker symbol and CUSIP numbers for the funds will not change.

The forward splits will decrease the price per share of each fund with a proportionate increase in the number of shares outstanding. For example, for the 3-for-1 splits, every pre-split share will result in the receipt of three post-split shares, which will be priced at one-third the net asset value (“NAV”) of a pre-split share.

Illustration of a Forward Split

The following table shows the effect of a hypothetical 3-for-1 split:

Period	# of Shares Owned	Hypothetical NAV	Value of Shares
Pre-Split	100	$90.00	$9,000.00
Post-Split	300	$30.00	$9,000.00

Reverse Splits

Three ETFs will reverse split shares at the following split ratios:

Ticker	ProShares ETF	Split Ratio	Old CUSIP	New CUSIP
GDXS	UltraShort Gold Miners	1:4	74348A269	74348A194
VIXY	VIX Short-Term Futures ETF	1:5	74347W361	74347W262
UVXY	Ultra VIX Short-Term Futures ETF	1:5	74347W312	74347W254

All reverse splits will be effective at the market open on July 25, 2016, when the funds will begin trading at their post-split price. The ticker symbol for the funds will not change. All funds undergoing a reverse split will be issued a new CUSIP number, listed above.

The reverse splits will increase the price per share of each fund with a proportionate decrease in the number of shares outstanding. For example, for a 1-for-4 reverse split, every four pre-split shares will result in the receipt of one post-split share, which will be priced four times higher than the NAV of a pre-split share.

Illustration of a Reverse Split

The following table shows the effect of a hypothetical 1-for-4 reverse split:

Period	# of Shares Owned	Hypothetical NAV	Value of Shares
Pre-Split	1,000	$10.00	$10,000.00
Post-Split	250	$40.00	$10,000.00

Fractional Shares from Reverse Splits

For shareholders who hold quantities of shares that are not an exact multiple of the reverse split ratio (for example, not a multiple of 4 for a 1-to-4 reverse split), the reverse split will result in the creation of a fractional share. Post-reverse split fractional shares will be redeemed for cash and sent to your broker of record. This redemption may cause some shareholders to realize gains or losses, which could be a taxable event for those shareholders.

About ProShares

ProShares helps investors to go beyond the limitations of conventional investing and face today’s market challenges. ProShares strives to help investors build better portfolios by providing access to a wide variety of investment exposures and strategies delivered with the liquidity, transparency and cost effectiveness of ETFs. Our wide array of ETFs can help you reduce volatility, manage risk and enhance returns.

Media Contact:

Tucker Hewes, Hewes Communications, Inc., 212.207.9451, tucker@hewescomm.com

Investor Contact:

ProShares, 866.776.5125, ProShares.com

July 1, 2016

Geared (Short or Ultra) ProShares ETFs seek returns that are either 3x, 2x, -1x, -2x or -3x the return of an index or other benchmark (target) for a single day, as measured from one NAV calculation to the next. Due to the compounding of daily returns, ProShares’ returns over periods other than one day will likely differ in amount and possibly direction from the target return for the same period. These effects may be more pronounced in funds with larger or inverse multiples and in funds with volatile benchmarks. Investors should monitor their ProShares holdings consistent with their strategies, as frequently as daily. For more on correlation, leverage and other risks, please read the prospectus.

Investing involves risk, including the possible loss of principal. ProShares ETFs are generally non-diversified and each entails certain risks, which may include risk associated with the use of derivatives (swap agreements, futures contracts and similar instruments), imperfect benchmark correlation, leverage and market price variance, all of which can increase volatility and decrease performance. Short positions lose value as security prices increase. There are additional risks related to commodity investments due to large institutional purchases or sales, and natural and technological factors such as severe weather, unusual climate change, and development and depletions of alternative resources. There are additional risks due to debt levels in the underlying countries, inflation and interest rates, investment activity, and global political and economic concerns. Certain derivative instruments will subject the fund to counterparty risk and credit risk, which could result in significant losses for the fund. Please see their summary and full prospectuses for a more complete description of risks. There is no guarantee any ProShares ETF will achieve its investment objective.

Investing in ETFs involves a substantial risk of loss. CMD, KOLD, VIXY and UVXY are not investment companies regulated under the Investment Company Act of 1940 and are not afforded its protections. Please read the prospectus carefully before investing. These ETFs generate a K-1 tax form. VIXY and UVXY invest in futures. VIX futures are among the most volatile futures contracts. A fund’s exposure to its index may subject that fund to greater volatility than investments in traditional securities, which may adversely affect an investor’s investment in that fund. VIX futures indexes are mean reverting; funds benchmarked to them should not be expected to appreciate over extended periods. Due to defined time periods and other features, VIX futures indexes and funds benchmarked to them can be expected to perform differently than the VIX. These ETFs are not suitable for all investors.

Carefully consider the investment objectives, risks, charges and expenses of ProShares before investing. This and other information can be found in their summary and full prospectuses. Read them carefully before investing.

This information must be accompanied or preceded by a current ProShares Trust II prospectus.

ProShares are distributed by SEI Investments Distribution Co., which is not affiliated with the funds’ advisor or sponsor.

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